Exhibit 99.1

SenesTech Announces Record First Quarter 2022 Product Sales

Sales up 122%

Company Launches New Elevate Bait System™ with ContraPest®

PHOENIX, Ariz., May 12, 2022  SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), (www.senestech.com) the rodent fertility control experts and inventors of the only EPA registered contraceptive for male and female rats, ContraPest®, today announced record first quarter 2022 product sales, more than double compared to last year’s first quarter. The Company continues to see strong growth from its recent marketing initiatives, including its award-winning “Operation Rat Race” campaign which has driven an increase in e-commerce sales, as well as accelerating close rates through its field sales team. Additionally, the Company has launched the novel and patent pending Elevate Bait System™ with ContraPest (“Elevate”), the first product of its kind specifically designed to address rat problems in above-ground locations.

In addition to SenesTech’s sales and marketing strategy to drive increased awareness and recognition of ContraPest, the Company continues to experience improving market conditions from favorable legislative changes, growing environmental sensitivity, and an emerging preference for “earth-friendly” choices. The sequential revenue growth during the first quarter represents eight out of the last nine quarters having double or 2X revenue growth since Chief Executive Officer Ken Siegel joined the company in 2019 to launch commercialization efforts.

Following the EPAs approval of Elevate in March 2022, which was received ahead of internal expectations and allows for broad deployment options, the Company began its pre-launch marketing campaign. The product is available for sale with initial deliveries beginning next week to key agricultural and commercial accounts in most states. These customers have requested a system that can better meet their needs of addressing roof rats that reside above ground, especially in the rafters of barns, granaries and storage and manufacturing facilities. In preparation for the Company’s EPA submission for Elevate, SenesTech conducted extensive trials to prove the effectiveness of the system, providing potential customers the necessary data to make informed purchasing decisions, which should help to accelerate adoption of the system. The Elevate system, with its suspended bait station is revolutionary within the pest control industry, which typically utilizes traditional bait boxes to deliver pesticides and other products. The system is designed to permit easy drop in and replacement of new 8 oz bottles of ContraPest, reducing servicing time and cost.

“I am pleased with yet another quarter of record sales, more than doubling from the year ago period,” said Ken Siegel, SenesTech’s Chief Executive Officer. “Our commercial sales organization is doing a great job driving product awareness, lead generation and close rates, but equally important, we are driving down our customer acquisition costs and increasing our lifetime customer values. I believe the market is increasingly recognizing the benefits of ContraPest as an effective tool against rat infestation.”

Mr. Siegel continued, “In addition to continued adoption of our existing ContraPest product, I believe the introduction of Elevate will be a defining moment where innovation enables us to accelerate our penetration into a number of key markets, particularly agriculture. Customers in this market segment have repeatedly asked us to find a solution that allows us to target roof rats where they live, eat and breed which most times is in the rafters of their various buildings and structures. As the only bait station specifically designed to target roof rats in an elevated location, Elevate has the capability to be a game-changer for us in this market.”

“With growing market awareness and adoption for our solution highlighted by record quarterly sales, coupled with the introduction of the Elevate system, we are off to a strong start in fiscal 2022. I believe ContraPest is the right product for pest control with significant growth potential based on its efficacy, environmental and regulatory requirements, as well as social trends. While we look forward to the continuation of the recent trends in the quarters to come, we have in place the necessary elements to accelerate growth even more,” Siegel concluded.

First Quarter 2022 Highlights

1.	Revenue during Q1 2022 was approximately $195,000 compared to approximately $88,000 in Q1 2021, an increase of 122%.

2.	Gross profit during Q1 2022 was approximately $90,000 or 46% of total revenue, compared to approximately $38,000, or 43% of total revenue in Q1 2021.

3.	Net loss during Q1 2022 was $(2.3) million, compared with a net loss of $(1.8) million for Q1 2021.

4.	Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for Q1 2022 was $(2.0) million compared to $(1.6) million in Q1 2021.

5.	Cash at the end of March 2022 was approximately $7.2 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Thursday, May 12, 2022, at 5:00 pm ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, replay access code 6656470. A webcast replay will be available in the Investor Relations section of the Company's website at http://senestech.investorroom.com/ for 90 days.

About SenesTech

We are “The Pest Control Difference” for the 21st century. We are rodent fertility control specialists fueled by our passion to create a healthy environment by virtually eliminating rodent pest populations. We keep an inescapable truth in mind. Two rats and their descendants can be responsible for the birth of up to 15,000 pups after a year. We invented ContraPest®, the only U.S. EPA registered contraceptive for male and female rats. ContraPest® fits seamlessly into all integrated pest management programs, greatly improving the overall goal of effective rat management. We strive for clean cities, efficient businesses and happy households – with a product that was designed to be effective and sustainable without killing rats. At SenesTech, we don’t just eliminate rats. We make a better world.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our expectation of a continued trend for municipalities specifying the use of fertility control in their requests for proposal; our belief the introduction of Elevate will be a defining moment where innovation enables us to accelerate our penetration into a number of key markets, particularly agriculture; our belief that deployments to new customers, such as wildlife preserves and correctional facilities, are expected to drive continued growth in the coming years; our belief that our enactment of package and promotional discounts, to accelerate initial adoption and first-time purchase will drive longer term purchase renewals as the benefits of ContraPest are recognized by customers; our belief that ContraPest is the right product for pest control with significant growth potential based on efficacy and environmental, regulatory, and social trends; our belief that 2021 provided a strong foundation for future growth; our drivers for accelerating revenue growth; our expectation as we look to 2022 and beyond that we will build on the foundation and momentum created in 2021, with two important additional drivers to watch: one, Elevate is expected to further accelerate our penetration into agricultural opportunities, as it provides an additional, often requested, method of delivery for ContraPest; and two, we are seeing enhanced interest from major PMPs to begin utilizing ContraPest as part of an integrated pest management program; and our belief that we are well positioned to continue to expand the strong track record of growth in the future. Forward-looking statements may describe future expectations, plans, results or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the impacts and implications of the COVID-19 pandemic, the successful commercialization of our products, market acceptance of our products, regulatory approval and regulation of our products and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143

SENESTECH, INC.

BALANCE SHEETS

(In thousands, except shares and per share data)

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash	$7,215	$9,326
Accounts receivable trade, net	56	77
Prepaid expenses	259	230
Inventory	947	1,001
Deposits	22	22
Total current assets	8,499	10,656

Right to use asset-operating leases	471	511
Property and equipment, net	334	334
Total assets	$9,304	$11,501

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$16	$32
Accounts payable	244	333
Accrued expenses	634	578
Total current liabilities	894	943

Operating lease liability	483	523
Total liabilities	1,377	1,466

Commitments and contingencies (See note 12)	-	-

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 12,212,283 and 12,207,283 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	12	12
Additional paid-in capital	122,755	122,531
Accumulated deficit	(114,840)	(112,508)
Total stockholders’ equity	7,927	10,035

Total liabilities and stockholders’ equity	$9,304	$11,501

SENESTECH, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months
	Ended March 31,
	2022	2021

Sales	$195	$88

Cost of sales	105	50
Gross profit	90	38

Operating expenses:
Research and development	516	455
Selling, general and administrative	1,907	1,422
Total operating expenses	2,423	1,877

Net operating loss	(2,333)	(1,839)

Other income (expense):
Interest income	2	2
Interest expense	(1)	(5)
Other income	-	21
Total other income	1	18

Net loss and comprehensive loss	$(2,332)	$(1,821)

Weighted average common shares outstanding - basic and fully diluted	12,209,005	8,137,038

Net loss per common share - basic and fully diluted	$(0.19)	$(0.22)

SENESTECH, INC.

ITEMIZED RECONCILIATION BETWEEN NET LOSS AND NON-GAAP ADJUSTED EBITDA

(Unaudited)

(in thousands)	For the Three Months
	Ended March 31,
	2022	2021
Net Loss (As Reported, GAAP)	$(2,332)	$(1,821)

Non-GAAP Adjustments:
Interest (income) expense, net	(1)	3
Stock-based compensation	224	155
Depreciation expense	66	73
Total of non-GAAP adjustments	289	231

Adjusted EBITDA Loss (Non-GAAP)	$(2,043)	$(1,590)